OFFERS TO PURCHASE AND
CONSENT SOLICITATIONS STATEMENT

                            CARRIER1 FINANCE LIMITED

               OFFERS TO PURCHASE FOR CASH AND SOLICITS CONSENTS
                     IN RESPECT OF ANY AND ALL OUTSTANDING

                       13 1/4% SENIOR EURO NOTES DUE 2009
                      13 1/4% SENIOR DOLLAR NOTES DUE 2009

                                   ISSUED BY
                          CARRIER1 INTERNATIONAL S.A.

THE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY,
DECEMBER 5, 2001, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

    CARRIER1 FINANCE LIMITED, A LIMITED COMPANY INCORPORATED UNDER THE LAWS OF JERSEY, CHANNEL ISLANDS (THE "COMPANY") AND A WHOLLY OWNED SUBSIDIARY OF CARRIER1 INTERNATIONAL S.A., A COMPANY INCORPORATED UNDER THE LAWS OF LUXEMBOURG ("CARRIER1"), HEREBY OFFERS (SUCH OFFERS, THE "OFFERS" AND EACH, AN "OFFER") TO PURCHASE FOR CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF SUCH OFFERS, ANY AND ALL OF CARRIER1'S OUTSTANDING 13 1/4% SENIOR EURO NOTES DUE 2009 (THE "EURO NOTES") AND 13 1/4% SENIOR DOLLAR NOTES DUE 2009 (THE "DOLLAR NOTES" AND, TOGETHER WITH THE EURO NOTES, THE "NOTES") FROM EACH HOLDER THEREOF (EACH, A "HOLDER" AND, COLLECTIVELY, THE "HOLDERS").

    AS PART OF THE OFFERS, THE COMPANY, ON BEHALF OF CARRIER1, HEREBY SOLICITS CONSENTS (THE "CONSENTS") OF HOLDERS OF THE NOTES TO CERTAIN PROPOSED AMENDMENTS (THE "PROPOSED AMENDMENTS") TO TWO INDENTURES, EACH DATED AS OF FEBRUARY 19, 1999 (THE "INDENTURES" AND EACH, AN "INDENTURE"), BETWEEN CARRIER1 AND THE CHASE MANHATTAN BANK (THE "TRUSTEE"), PURSUANT TO WHICH THE NOTES WERE ISSUED, WHICH AMENDMENTS WOULD, AMONG OTHER THINGS, ELIMINATE OR SUBSTANTIALLY MODIFY CERTAIN OF THE RESTRICTIVE COVENANTS CONTAINED IN THE INDENTURES.

    THE CONSIDERATION FOR NOTES TENDERED (THE "PURCHASE PRICE") PURSUANT TO THE OFFERS SHALL BE:

    - WITH RESPECT TO THE EURO NOTES, E182.50 PER E1,000 PRINCIPAL AMOUNT OF EURO NOTES; AND

    - WITH RESPECT TO THE DOLLAR NOTES, US$182.50 PER US$1,000 PRINCIPAL AMOUNT OF DOLLAR NOTES.

    IN ADDITION, TENDERING HOLDERS WHOSE NOTES ARE ACCEPTED FOR PURCHASE WILL RECEIVE ACCRUED AND UNPAID INTEREST ON SUCH NOTES UP TO, BUT NOT INCLUDING, THE PAYMENT DATE (AS DEFINED HEREIN).

                                                   (CONTINUED ON FOLLOWING PAGE)

                            ------------------------

                     THE DEALER MANAGER FOR THE OFFERS IS:

                                 MORGAN STANLEY

November 6, 2001

(COVER PAGE CONTINUED)

    Each Offer is made upon the terms and subject to the conditions set forth in this Offers to Purchase and Consent Solicitations Statement (such Statement, as it may be amended from time to time, and together with the documents incorporated by reference, the "Statement") and in the accompanying Consent and Letter of Transmittal.

    Each of the Offers is subject to the satisfaction of certain conditions, including the valid tender of not less than a majority in aggregate principal amount of each of the Euro Notes and the Dollar Notes outstanding on the Expiration Date (the "Minimum Tender Condition") and the execution of the Supplemental Indentures (as defined herein) providing for the Proposed Amendments (the "Supplemental Indenture Condition"). See "The Offers--Conditions to the Offers".

    HOLDERS WHO VALIDLY TENDER NOTES PURSUANT TO THE OFFERS ARE DEEMED TO HAVE DELIVERED THEIR CONSENTS TO THE PROPOSED AMENDMENTS TO THE APPLICABLE INDENTURE. HOLDERS MAY NOT TENDER NOTES IN THE OFFERS WITHOUT BEING DEEMED TO HAVE DELIVERED CONSENTS, EXCEPT FOR NOTES DELIVERED AFTER THE EXPIRATION DATE PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES IN THE OFFERS.

    In the case of each Indenture, the Proposed Amendments require the Consents of the Holders of not less than a majority in aggregate principal amount of the Notes outstanding under such Indenture, excluding for such purposes any Notes owned by the Company or any of its affiliates (the "Requisite Consents").

    If the Proposed Amendments become operative and the Offers are consummated, Notes that are not tendered, or that are not accepted for purchase pursuant to the Offers, will remain outstanding, but will be subject to the terms of the applicable Indenture as modified by the applicable Supplemental Indenture as described under "The Offers--Proposed Amendments". Adoption of the Proposed Amendments will have adverse consequences for Holders whose Notes are not tendered or, if tendered, not accepted pursuant to the Offers. Holders of such outstanding Notes will no longer be entitled to the benefit of, among other things, certain of the restrictive covenants presently contained in the applicable Indenture. In addition, the trading market for any Notes not validly tendered and accepted pursuant to the Offers is likely to be significantly more limited in the future if the Offers are consummated. See "Risk Factors--Risk Factors Relating to the Offers".

    Tenders of Notes can be withdrawn on or prior to the Expiration Date. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent without also withdrawing the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date.

    Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will, on a date promptly following the Expiration Date (the "Payment Date"), pay the Purchase Price for Notes validly tendered (and not withdrawn) and accepted on or prior to the Expiration Date, plus accrued and unpaid interest on such Notes up to, but not including, the Payment Date.

    IN THE EVENT THAT THE OFFERS ARE WITHDRAWN OR OTHERWISE NOT COMPLETED, THE PURCHASE PRICE WILL NOT BE PAID OR BECOME PAYABLE TO HOLDERS OF NOTES WHO HAVE TENDERED THEIR NOTES IN CONNECTION WITH THE OFFERS. IN ANY SUCH EVENT, THE NOTES PREVIOUSLY TENDERED PURSUANT TO THE OFFERS WILL BE PROMPTLY RETURNED TO THE TENDERING HOLDER.

    From time to time in the future, the Company, Carrier1 or Carrier1's subsidiaries or affiliates may acquire any Notes that are not purchased pursuant to the Offers (through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to

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(COVER PAGE CONTINUED)
the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company, Carrier1 or Carrier1's subsidiaries or affiliates will choose to pursue in the future.

    The Company reserves the right to waive any and all conditions to the Offers and to accept for purchase any Note tendered pursuant to the Offers. Subject to compliance with applicable securities laws and the terms set forth in this Statement, the Company reserves the right to extend or terminate the Offers, or to otherwise amend the Offers in any respect.

    THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY U.S. FEDERAL OR STATE SECURITIES COMMISSION OR ANY REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

    THIS STATEMENT CONSTITUTES NEITHER AN OFFER TO PURCHASE NOTES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR "BLUE SKY" LAWS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS STATEMENT OR IN THE CONSENT AND LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, CARRIER1, THE DEALER MANAGER, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE COMPANY, CARRIER1 OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

    NONE OF THE COMPANY, CARRIER1, THE DEALER MANAGER, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER NOTES PURSUANT TO THE OFFERS OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER NOTES AND DELIVER CONSENTS.

    Morgan Stanley & Co. Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for the Company and Carrier1 and no one else in connection with the Offers and will not be responsible to anyone other than the Company or Carrier1 for providing the protections afforded to customers of Morgan Stanley & Co. Limited or for providing advice in relation to the Offers.

    This Statement has not been approved for the purposes of Section 57 of the UK Financial Services Act 1986 (as amended). The Offers are not being made, and this Statement is not being transmitted, to any person in the United Kingdom other than to persons of a kind described in Article 3 of the UK Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or persons to whom such document may otherwise be lawfully be issued or passed on. Recipients of this Statement are not permitted to transmit it to any person other than the aforementioned persons.

    This Statement does not constitute an offer document pursuant to
Section 102 of Legislative Decree no. 58 of 24th February 1998 and its implementing CONSOB Regulation no. 11971/1999, and no solicitation efforts are being and will be conducted in Italy constituting a tender offer for which an offer document must be authorized pursuant to the applicable regulations, or for which a specific exemption is not available. This Statement is not being, and shall not be, circulated to, and the Offers are not being made to, more than 200 persons in Italy.

    SEE "RISK FACTORS" AND "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFERS. SEE "THE OFFERS--PROPOSED AMENDMENTS" FOR A DESCRIPTION OF THE PROPOSED AMENDMENTS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................       1

INCORPORATION OF DOCUMENTS BY REFERENCE..........................       1

PRESENTATION OF INFORMATION ABOUT CARRIER1.......................       1

FORWARD-LOOKING STATEMENTS.......................................       2

SUMMARY..........................................................       3

CERTAIN INFORMATION CONCERNING CARRIER1..........................       7

PURPOSE OF THE OFFERS............................................       7

RISK FACTORS.....................................................       9

SUMMARY CONSOLIDATED FINANCIAL DATA..............................      16

THE OFFERS.......................................................      18

     Terms of the Offers.........................................      18

     Proposed Amendments.........................................      19

     Acceptance for Purchase and Payment for Notes...............      20

     Procedures for Tendering Notes..............................      21

     Withdrawal of Tenders.......................................      26

     Conditions to the Offers....................................      27

     Source and Amount of Funds..................................      28

     The Dealer Manager, the Information Agent and the
     Depositary..................................................      28

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS...................      30

                             AVAILABLE INFORMATION

    Carrier1 is subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, U.S.A., and at the regional public reference facilities maintained by the Commission located at 233 Broadway, New York, New York 10279, U.S.A. and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, U.S.A. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by Carrier1 with the Commission pursuant to the Exchange Act are incorporated in this Statement by reference and shall be deemed to be a part hereof:

(1) Carrier1's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Annual Report");

(2) Carrier1's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

(3) Carrier1's Current Reports on Form 8-K filed on April 5, May 14, May 16, June 8, August 9 and August 14, 2001.

    Carrier1 expects to file a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 on or before November 14, 2001.

    All documents and reports filed by Carrier1 with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and on or prior to the earlier of the Payment Date or termination of the Offers shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

    Carrier1 will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to the Information Agent or the Dealer Manager at their respective addresses set forth on the back cover page hereof. The information relating to the Company and Carrier1 contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

                   PRESENTATION OF INFORMATION ABOUT CARRIER1

    In this Statement, references to "Carrier1" in the sections entitled "Certain Information Concerning Carrier1", "Purpose of the Offers", "Risk Factors" and "Summary Consolidated Financial Data" refer, where appropriate, to Carrier1 and its consolidated subsidiaries.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this Statement and the documents incorporated by reference herein discuss future expectations, contain projections of results of operations or financial condition of Carrier1 and its consolidated subsidiaries or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results or financial condition to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of the Company and Carrier1. Certain uncertainties and risks relating to the Offers and Carrier1's business are summarized in "Risk Factors". Statements in this Statement and in the documents incorporated by reference herein should be evaluated in light of these important factors. Consequently, such forward-looking statements should be regarded solely as the Company's and Carrier1's plans, estimates and beliefs at the date made. Neither the Company nor Carrier1 undertake, and each of them specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS STATEMENT AND THE CONSENT AND LETTER OF TRANSMITTAL. CAPITALIZED TERMS HAVE THE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS STATEMENT.

Carrier1 and the Company...............  Carrier1 is a European facilities-based provider of voice services and data services, offering them
                                         primarily to other telecommunications service providers.
                                         Carrier1 Finance Limited is a limited company
                                         incorporated under the laws of Jersey, Channel Islands
                                         and a wholly owned subsidiary of Carrier1.

The Notes..............................  The Offers are being made with respect to the aggregate outstanding principal amount of Carrier1's 13 1/4%
                                         Senior Euro Notes due 2009, E85 million, and 13 1/4%
                                         Senior Dollar Notes due 2009, US$160 million.

Risk Factors...........................  Holders of Notes should consider important risk factors relevant to the Offers and to Carrier1's continuing
                                         operations. See "Risk Factors".

The Offers.............................  The Company is offering to purchase for cash from each
                                         Holder any and all outstanding Notes and is soliciting
                                         the Consents of Holders of Notes to the Proposed
                                         Amendments to the Indentures. The consideration for
                                         Notes tendered pursuant to the Offers shall be, with
                                         respect to the Euro Notes, E182.50 per E1,000 principal
                                         amount of the Euro Notes and, with respect to the Dollar
                                         Notes, US$182.50 per US$1,000 principal amount of the
                                         Dollar Notes. Each Holder whose Notes are accepted for
                                         purchase pursuant to the Offers will also receive
                                         accrued and unpaid interest up to, but not including,
                                         the Payment Date. See "The Offers".

                                         Each Holder who tenders Notes pursuant to the Offers
                                         will be deemed to have consented to the Proposed
                                         Amendments. Holders may not tender Notes in the Offers
                                         without being deemed to have delivered Consents, except
                                         for Notes delivered after the Expiration Date pursuant
                                         to the guaranteed delivery procedure. Holders may not
                                         deliver Consents without tendering their Notes in the
                                         Offers.

Requisite Consents.....................  The aggregate outstanding principal amount of Euro Notes is E85 million and of Dollar Notes is US$160 million.
                                         The Proposed Amendments to each Indenture require the
                                         Consents of Holders of not less than a majority in
                                         aggregate principal amount of Notes outstanding under
                                         each Indenture. Accordingly, the Proposed Amendments to
                                         the Indentures require the Consents of Holders of Euro
                                         Notes in an aggregate principal amount in excess of
                                         E42.5 million and the Consents of Holders of Dollar
                                         Notes in an aggregate principal amount in excess of
                                         US$80 million. See "The Offers--Proposed Amendments".

The Proposed Amendments................  Certain of the restrictive covenants in the Indentures would be substantially modified or eliminated from the
                                         Indentures pursuant to the Proposed Amendments if they
                                         are adopted. The Proposed Amendments would delete in
                                         their entirety covenants which: (i) limit the ability of
                                         Carrier1 and certain subsidiaries to issue or sell
                                         capital stock of certain subsidiaries; (ii) limit the
                                         ability of Carrier1 and certain subsidiaries to enter
                                         into certain sale-leaseback transactions; and
                                         (iii) require Carrier1, in the event of a change in
                                         control, to offer to repurchase the Notes on certain
                                         terms. The Proposed Amendments would also modify certain
                                         restrictions on the sale of assets by Carrier1 or
                                         certain subsidiaries and modify certain restrictions
                                         upon mergers, consolidations and similar transactions
                                         involving Carrier1. See "The Offers--Proposed
                                         Amendments".

Effectiveness of Proposed
  Amendments...........................  Carrier1 intends to effect the Proposed Amendments promptly following the Expiration Date by executing a
                                         supplemental indenture (each, a "Supplemental Indenture"
                                         and together, the "Supplemental Indentures") to each
                                         Indenture if the Requisite Consents for amendment of
                                         both Indentures have been received. The Notes will not
                                         be accepted for purchase until after the Supplemental
                                         Indentures have been executed. The Proposed Amendments
                                         will not become operative unless and until Notes are
                                         accepted for purchase by the Company pursuant to the
                                         Offers. See "The Offers--Terms of the Offers".

Untendered Notes.......................  Notes not tendered or, if tendered, not accepted pursuant to the Offers will remain outstanding. If the
                                         Requisite Consents are received and the Proposed
                                         Amendments to the Indentures become operative pursuant
                                         to the Supplemental Indentures, the Notes will no longer
                                         have the benefit of the restrictive covenants that will
                                         be eliminated from the Indentures by the Proposed
                                         Amendments. In addition, as a result of the consummation
                                         of the Offers, the aggregate principal amount of the
                                         Notes that remain outstanding will be significantly
                                         reduced, which may adversely affect the liquidity of
                                         and, consequently, the market price for the Notes, if
                                         any, that remain outstanding after consummation of the
                                         Offers. See "Risk Factors--Risk Factors Relating to the
                                         Offers".

Expiration Date........................  The Offers will expire at 11:59 p.m., New York City time, Wednesday, December 5, 2001, unless extended. See
                                         "The Offers--Terms of the Offers".

Payment Date...........................  Payments will be made promptly following the Expiration
                                         Date.

Acceptance for Purchase and Payment for
  Notes................................  The Company will accept for purchase Notes validly tendered and not withdrawn on or prior to the Expiration
                                         Date in accordance with the terms of each Offer. Payment
                                         of the Purchase Price plus accrued and unpaid interest
                                         will be made by deposit of such amounts with the
                                         Depositary who, in each case, will act as agent for the
                                         tendering and consenting Holders for the purpose of
                                         receiving payments from the Company and transmitting
                                         such payments to those Holders. Such payments are
                                         expected to be made on the Payment Date, promptly
                                         following the acceptance of the Notes for purchase by
                                         the Company pursuant to the Offers. See "The Offers--
                                         Acceptance for Purchase and Payment for Notes".

Withdrawal of Tenders..................  Tenders of Notes may be withdrawn on or prior to the
                                         Expiration Date in compliance with the procedures
                                         described herein. A withdrawal of tendered Notes on or
                                         prior to the Expiration Date will constitute the
                                         concurrent revocation of the withdrawing Holder's
                                         Consent. A Holder cannot revoke its Consent without also
                                         withdrawing the tender of its Notes. Such withdrawal and
                                         revocation may not be made following the Expiration
                                         Date. In the event of a termination of the Offers,
                                         tendered Notes will be returned promptly to the
                                         tendering Holders. See "The Offers--Withdrawal of
                                         Tenders".

Conditions to the Offers...............  The Company's obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to each Offer
                                         is conditioned upon satisfaction or waiver of the
                                         Minimum Tender Condition, the Supplemental Indenture
                                         Condition and the General Conditions (as defined
                                         herein). See "The Offers--Conditions to the Offers".

Source and Amount of Funds.............  Assuming 100% of the outstanding principal amount of
                                         Notes is tendered and accepted for purchase and each
                                         Holder receives the Purchase Price, the aggregate
                                         Purchase Price will be approximately E15.5 million and
                                         US$29.2 million. In addition, each Holder whose Notes
                                         are accepted for purchase in the Offers will receive
                                         accrued and unpaid interest on its Notes up to, but not
                                         including, the Payment Date. The Company will consummate
                                         the Offers using available funds of Carrier1 or
                                         Carrier1's subsidiaries. See "Certain Information
                                         Concerning Carrier1" and "The Offers--Source and Amount
                                         of Funds".

The Dealer Manager, the Information
  Agent and the Depositary.............  Morgan Stanley & Co. International Limited (the "Dealer
                                         Manager") has been retained as financial adviser, dealer
                                         manager and solicitation agent in connection with the
                                         Offers. In such capacity, the Dealer Manager or its
                                         affiliates may contact Holders regarding the Offers and
                                         may request brokers, dealers, commercial banks, trust
                                         companies and other nominees to forward this Statement
                                         and related materials to Holders and beneficial owners
                                         of Notes. The Depositary is The Chase Manhattan Bank.
                                         D.F. King shall act as the Information Agent in
                                         connection with the Offers. The respective addresses and
                                         telephone numbers of the Dealer Manager, the Depositary
                                         and the Information Agent are set forth on the back
                                         cover of this Statement. See "The Offers--The Dealer
                                         Manager, the Information Agent and the Depositary".

Certain Tax Considerations.............  Holders of Notes should consider the tax consequences of the Offers. For a description of certain U.S. federal
                                         income tax consequences to certain Holders, see "Certain
                                         U.S. Federal Income Tax Considerations".

Procedures for Tendering Notes.........  In order to tender their Notes, Holders and beneficial owners of Notes should follow the procedures set forth
                                         in "The Offers--Procedures for Tendering Notes".

CUSIP Numbers of the Notes.............  13 1/4% Senior Euro Notes due 2009: CUSIP No.:
                                         144500AF2.
                                         13 1/4% Senior Dollar Notes due 2009: CUSIP No.:
                                         144500AA3, CUSIP No.: 144500AC9.

ISIN Codes of the Euro Notes...........  XS0101541463, XS0094984787.

                    CERTAIN INFORMATION CONCERNING CARRIER1

    Carrier1 is a European facilities-based provider of voice services and data services such as Internet, bandwidth and related telecommunications services. Carrier1 offers these services primarily to other telecommunications service providers. Carrier1 appointed a new Chief Executive Officer, Michael McTighe, effective October 1, 2001.

                             PURPOSE OF THE OFFERS

    The continuing deterioration of the overall European economic situation in 2001 has adversely affected, and will continue adversely to affect, companies operating in the technology and telecommunications-related sectors, including Carrier1.

    As of June 30, 2001, Carrier1 had US$230.2 million of long-term debt outstanding. In the twelve-month period ended June 30, 2001, aggregate interest payments on such debt were approximately US$31.4 million. The escrowed funds set aside to fund Carrier1's first five interest payments on the Notes have now been used in full. Carrier1 generated negative EBITDA of approximately
US$66.3 million for the twelve months ended June 30, 2001. See "Summary Consolidated Financial Data" for Carrier1's definition of EBITDA. As of
June 30, 2001, Carrier1 had US$161.5 million in cash and cash equivalents, restricted cash, restricted investments and available-for-sale securities (which included the funds in escrow for the August 2001 interest payment on the Notes). See "Summary Consolidated Financial Data".

    Current conditions in the capital markets make it unlikely that Carrier1 will be able to raise additional capital to refinance its long-term debt or fund its operations, given Carrier1's operating performance and existing capital structure. As a result, Carrier1 now believes that it could experience difficulty in meeting its August 2002 interest payment obligations on the Notes. See "Risk Factors--Risk Factors Relating to the Offers". Accordingly, Carrier1's ability to continue to fund its operations depends upon whether it can reduce capital expenditure and costs significantly, eliminate all or a substantial portion of its debt and conserve cash required to fund its operations until it is cash-flow positive.

    Considering Carrier1's financial condition and business prospects in the current economic climate, Carrier1's board of directors approved steps in September 2001 to reduce its costs, including making large reductions in its staff, which will result in certain charges to Carrier1's statement of operations for the quarterly period ended September 30, 2001. Carrier1 does not believe, however, that these steps alone will be adequate to assure continued funding of its operations and believes that a significant reduction in indebtedness is also required.

    The Company is making the Offers, therefore, as part of Carrier1's overall effort to eliminate or reduce its indebtedness substantially. This will significantly decrease Carrier1's interest burden and is expected to improve Carrier1's ability to continue to fund its operations.

    Assuming that the Offers were consummated with effect on June 30, 2001 and that 100% of the aggregate principal amount of the Notes had been tendered, accepted for purchase and paid for by the Company at the Purchase Price, together with accrued and unpaid interest thereon, on a pro forma basis, as of June 30, 2001, Carrier1 would have had no long-term debt outstanding and approximately US$108.8 million in cash and cash equivalents, restricted cash, restricted investments and available-for-sale securities. The pro forma information above is indicative only and does not purport to represent the amounts that Carrier1's long-term debt outstanding, cash and cash equivalents, restricted cash, restricted investments and available-for-sale securities would have been if the Offers had in fact been consummated with effect from such dates.

    Successful completion of the Offers and adoption of the Proposed Amendments will permit Carrier1 greater financial and operating flexibility as it assesses how best to continue to develop its business and to continue to pursue strategic opportunities, including alliances, acquisitions, business combinations and other similar transactions. Carrier1 has no current arrangements or understandings to enter into any such transaction and there can be no assurance that any such transaction will be entered into or concluded. Carrier1 believes that it may be unable to participate in any such transaction unless it reduces its indebtedness substantially and adopts the Proposed Amendments. Carrier1 believes the Offers are in the best interest of Carrier1 and the holders of all its securities.

    Carrier1 expects to recognize an accounting gain approximately equal to the difference between the nominal value of the Notes and the Purchase Price for all Notes purchased, but does not expect completion of the Offers and adoption of the Proposed Amendments to result in any tax liability to the Carrier1 group.

                                  RISK FACTORS

    The following risk factors, in addition to the other information described elsewhere in this Statement, should be carefully considered by each Holder before deciding whether to participate in the Offers. These risk factors relate both to the Offers and to Carrier1's continuing operations.

RISK FACTORS RELATING TO THE OFFERS

    IF THE OFFERS ARE NOT SUCCESSFUL AND THE PROPOSED AMENDMENTS ARE NOT ADOPTED, CARRIER1 BELIEVES THAT IT MAY EXPERIENCE DIFFICULTY MEETING ITS OBLIGATIONS UNDER THE INDENTURES AND THAT CERTAIN PROVISIONS OF THE INDENTURES WOULD CONTINUE TO RESTRICT ITS STRATEGIC FLEXIBILITY. Carrier1's total long-term debt as of June 30, 2001 was US$230.2 million. Interest payments on such debt for the twelve months preceding such date were approximately
US$31.4 million.

    Current conditions in the capital markets make it unlikely that Carrier1 will be able to raise additional capital to refinance its long-term debt or fund its operations, given Carrier1's existing capital structure and operating performance. As a result, Carrier1 now believes that it could experience difficulty in meeting its August 2002 interest payment obligations on the Notes. Accordingly, if the Offers are not successful, Carrier1 may not be able to continue to fund its operations.

    The Indentures impose significant operating and financial restrictions on Carrier1. The Indentures provide that upon a change of control, each Holder will have the right to require Carrier1 to purchase all or a portion of the Holder's Notes at a fixed consideration. If Carrier1 is unable to obtain the funds necessary to satisfy that obligation, this provision could delay, deter or prevent a change of control transaction. If the Offers are not successful and the Proposed Amendments are not adopted, the restrictions in the Indentures may substantially limit or prohibit Carrier1 from taking various actions, including incurring additional debt, selling assets, engaging in mergers, consolidations or other business combinations, repurchasing or redeeming its shares, or otherwise capitalizing on business opportunities. See "The Offers--The Proposed Amendments".

    IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, HOLDERS OF NOTES THAT ARE NOT TENDERED WILL NO LONGER BENEFIT FROM CERTAIN OF THE RESTRICTIVE COVENANTS IN THE INDENTURES. If the Proposed Amendments become operative, Holders of Notes that are not tendered or, if tendered, not accepted pursuant to the Offers will remain outstanding and will be subject to the terms of the Indentures as modified by the Supplemental Indentures. As a result of the adoption of the Proposed Amendments, certain of the restrictive covenants contained in the Indentures will be substantially modified or eliminated and Holders of Notes not tendered or, if tendered, not accepted will no longer be entitled to the benefits of such provisions. The modification or elimination of these covenants and other provisions will permit Carrier1 to take certain actions previously prohibited that could increase the credit risks with respect to Carrier1, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders of remaining Notes. See "The Offers--Proposed Amendments".

    IF THE OFFERS ARE CONSUMMATED, THE LIQUIDITY, MARKET VALUE AND PRICE VOLATILITY OF THE NOTES THAT REMAIN OUTSTANDING MAY BE ADVERSELY AFFECTED. The Notes were issued in 1999 and are not listed on any national or regional securities exchange. To Carrier1's knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that Notes are tendered and accepted in the Offers, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered and accepted for purchase more volatile. Consequently, the liquidity, market value and price volatility of Notes which remain outstanding may be adversely affected. The extent of the public market for the

Notes following consummation of the Offers will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There can be no assurance that any trading market will exist for the Notes following consummation of the Offers.

RISK FACTORS RELATING TO CARRIER1'S CONTINUING OPERATIONS

    CARRIER1 EXPECTS TO EXPERIENCE NET LOSSES AND NEGATIVE CASH FLOW. To date, Carrier1 has experienced net losses and negative cash flow from operating activities. Carrier1 expects to incur net losses and negative cash flow from operating activities through at least 2002. Whether or when Carrier1 will generate positive cash flow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors, many of which are beyond its control.

    CARRIER1 HAS NO CONTROL OVER THIRD PARTIES ON WHOM IT RELIES FOR THE OPERATION OR MAINTENANCE OF PORTIONS OF ITS NETWORK, AND IF THEY OR THEIR FACILITIES DO NOT PERFORM OR FUNCTION ADEQUATELY, ITS NETWORK MAY BE IMPAIRED AND ITS OPERATING PERFORMANCE OR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. Carrier1's success is dependent on the technical operation of its network and on the management of traffic volumes and route selections over the network. Carrier1 depends on parties from whom it has leased or acquired a right to use transmission capacity or dark fiber to provide or maintain certain of the network's circuits, which exposes Carrier1 to risks related to these third parties' performance. Shortfalls in maintenance or other failures to perform, including bankruptcy, by any of these parties could lead to transmission failure or additional costs. Because certain third parties on whom Carrier1 relies for some important operations have gone or may go bankrupt or have experienced or may experience financial difficulties, Carrier1 may experience increased costs in operating, or lose some components of, its operational assets. Such loss or increased costs could adversely affect Carrier1's performance or financial condition. Carrier1's network is also subject to other risks outside Carrier1's control, such as the risk of damage from fire, power loss, natural disasters and general transmission failures caused by these or other factors.

    THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE AND CARRIER1 MAY BE UNABLE TO COMPETE SUCCESSFULLY. The European telecommunications market is highly competitive, and liberalization is rendering it increasingly more so. The opening of the market to new service providers, combined with technological advances, has resulted in significant reductions in wholesale prices for Carrier1's services. Decreasing prices are also narrowing gross profit margins on long distance voice traffic. Carrier1's ability to compete successfully in this environment will significantly depend on its ability to generate high traffic volumes from its customers while keeping its costs of services low and to effectively bundle and cross-sell the services it offers to its customers. Carrier1 may be unable to do so.

    Moreover, Carrier1's competitors may have more experience, superior operational economies or greater financial resources, placing Carrier1 at a cost and price disadvantage. Carrier1 competes with a number of incumbent telephone operators, who generally control access to local networks and have significant operational economies, including large national networks and existing operating agreements with other incumbents. Moreover, national regulatory authorities have, in some instances, shown reluctance to adopt policies that would result in increased competition for the local incumbent. In addition, incumbents may be more likely to provide transmission capacity on favorable terms and direct excess traffic to their related carriers than to Carrier1.

    Carrier1 also competes with companies that are building European networks to the extent these companies offer services to Carrier1's target customers. Some of these companies have more experience operating a network than Carrier1 has. Carrier1 may not be able to deploy a European network as quickly or run it as efficiently as some or all of these competitors, which could impair Carrier1's ability to compete with them.

    Many of Carrier1's competitors have greater financial resources and may be in a better position than it is to withstand the adverse effect on gross margins and cash flow caused by price decreases, particularly those competitors that own more infrastructure and thus may enjoy a lower cost base than Carrier1 does. Unless and until Carrier1 is able to reduce its cost base, Carrier1 may not be able to compete on the basis of price if market prices are reduced below a certain level. Inability to price services competitively may in turn cause Carrier1 to lose customers.

    ANY DIFFICULTY IN RETAINING ITS CURRENT EMPLOYEES OR IN HIRING NEW EMPLOYEES WOULD ADVERSELY AFFECT CARRIER1'S ABILITY TO OPERATE ITS BUSINESS. Carrier1's operations are managed by a small number of key executive officers, including Carrier1's new Chief Executive Officer, Michael McTighe. In addition, Carrier1's business functions are managed by a relatively small number of key employees. The loss of any of these individuals could have a material adverse effect on Carrier1. Carrier1's success depends on its ability to attract, recruit and retain sufficient qualified personnel.

    CUSTOMERS MAY DIVERT THEIR TRAFFIC TO ANOTHER CARRIER BASED ON SMALL PRICE CHANGES, RESULTING IN FLUCTUATIONS OR LOSS IN CARRIER1'S REVENUES. Voice customers often maintain relationships with a number of telecommunications providers, and Carrier1's contracts with its voice customers generally do not impose minimum usage requirements on customers. Furthermore, basic voice services are not highly differentiated. As a result, most customers are price-sensitive and certain customers may divert their traffic to another carrier based solely on small price changes. Similarly, while Carrier1 seeks to provide a higher quality of service than its competitors, there is somewhat limited scope for differentiation. There can be no assurance that small variations between Carrier1's prices and those of other carriers will not cause Carrier1's customers to divert their traffic or choose other carriers. Carrier1's contracts with its voice customers require it to carry their voice traffic at a contractually fixed price per minute that can only be changed upon seven or thirty days' notice. If Carrier1 were forced to carry voice or Internet traffic over a higher-cost route due to capacity and quality constraints, its gross profit margins would be reduced.

    DUE TO CARRIER1'S FINANCIAL DIFFICULTIES, CUSTOMERS OR POTENTIAL CUSTOMERS MAY REDUCE, TERMINATE OR CHOOSE NOT TO DO BUSINESS WITH CARRIER1, RESULTING IN FLUCTUATIONS OR LOSS IN CARRIER1'S REVENUES. Carrier1's customers or potential customers may perceive risk to themselves in continuing or beginning to do business with Carrier1 because of its financial difficulties, and may, as a result, reduce, terminate or choose not to engage in, business with Carrier1. Such reduction, termination or decision could result in large and adverse fluctuations in revenues.

    A LOSS OF, OR CHANGE OF RELATIONSHIP WITH, ONE OR MORE IMPORTANT CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON CARRIER1. Carrier1 relies on a narrow customer base, including a significant customer whose loss could have a material adverse effect on its revenues. The loss of, or significant change of relationship with, one key customer or a small number of important customers could therefore have a material adverse effect on Carrier1.

    TERMS REQUIRED BY CARRIER1'S SUPPLIERS COULD REDUCE CARRIER1'S FINANCIAL FLEXIBILITY. Carrier1's suppliers may insist on Carrier1 arranging guarantees and similar arrangements for their supply contracts because of uncertainties about Carrier1's financial condition. Such arrangements may reduce the amount of Carrier1's unrestricted cash available for other purposes. Such restrictions may reduce Carrier1's flexibility to manage its financial and operational activities.

    CARRIER1'S REVENUE BASE IS HIGHLY EXPOSED TO THE FINANCIAL CONDITION OF OTHER COMPANIES IN THE TELECOMMUNICATIONS SECTOR. Recently, the Internet services industry has experienced increased merger and consolidation activity among ISPs and Internet backbone providers. The consolidation of ISPs may reduce the customer base for Carrier1's Internet services. Certain customers may be bankrupt, unprofitable or only marginally profitable, resulting in higher risk of delinquency or nonpayment. As a result of adverse developments in the financial situation of some of Carrier1's customers, Carrier1's bad debt expense increased to US$23.8 million for the first six months of 2001 compared to US$4.8 million for the entire year of 2000.

    CARRIER1 MAY ENGAGE IN ALLIANCES, JOINT VENTURES AND PARTNERSHIPS, WHICH ARE ACCOMPANIED BY INHERENT RISKS. All joint ventures are accompanied by risks. These risks include:

    - lack of complete control over the relevant project;

    - diversion of Carrier1's resources and management time;

    - inconsistent economic, business or legal interests or objectives among joint venture partners;

    - the possibility that a joint venture partner will become bankrupt or default in connection with a capital contribution or other obligation, thereby forcing Carrier1 to fulfill such obligation or causing the joint venture or Carrier1 to lose essential assets or services which cannot be replaced or may only be replaced or obtained at significant cost; and

    - difficulty maintaining uniform standards, controls, procedures and policies.

    THE INTERNATIONAL SCOPE OF CARRIER1'S OPERATIONS MAY ADVERSELY AFFECT ITS BUSINESS. Because it conducts an international business, Carrier1 may face certain risks, including:

    - regulatory restrictions or prohibitions on the provision of its services;

    - tariffs and other trade barriers;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - political risks; and

    - potentially adverse tax consequences of operating in multiple jurisdictions.

    In addition, an adverse change in laws or administrative practices in countries within which Carrier1 operates could have a material adverse effect on it.

    Carrier1 is exposed to fluctuations in foreign currencies, as its revenues, costs, assets and liabilities are denominated in multiple local currencies. Its payment obligations on its debt are denominated in euros and U.S. dollars and although its services are denominated in various currencies, they are primarily denominated in euros. Any appreciation in the value of the U.S. dollar relative to the euro, or the values of the U.S. dollar or the euro relative to other currencies, could decrease Carrier1's revenues, increase its debt and interest payments and, therefore, materially adversely affect its operating margins. Fluctuations in foreign currencies may also make period-to-period comparisons of its results of operations difficult.

    IF CARRIER1 LOST ONE OR MORE OF ITS GOVERNMENT LICENSES OR BECAME SUBJECT TO MORE ONEROUS GOVERNMENT REGULATIONS, ITS OPERATIONS COULD BE ADVERSELY
AFFECTED. Carrier1 is subject to varying degrees of regulation in each of the jurisdictions in which it provides services. Local laws and regulations, and their interpretations differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on the operation of Carrier1's business.

    National regulatory frameworks that are fully consistent with the policies and requirements of the European Commission and the World Trade Organization have only recently been, or are still being, put in place in many European Union member states. These nations are still providing for and adapting to a liberalized telecommunications market. As a result, in these markets, Carrier1 and other new entrants may encounter more protracted and difficult procedures to obtain licenses and negotiate interconnection arrangements.

    Carrier1's operations are dependent on licenses that it acquires from governmental authorities in each jurisdiction in which it operates. These licenses generally contain clauses pursuant to which Carrier1 may be fined or its license may be revoked in certain circumstances. Such revocation may be on short notice, at times as short as 30 days' written notice to Carrier1. The revocation of any of its licenses may cause Carrier1 to lose favorable interconnection rates or, in some cases, force it to stop operating in the relevant country.

    RAPID CHANGE IN CARRIER1'S INDUSTRY COULD REQUIRE IT TO INCUR SUBSTANTIAL COSTS TO IMPLEMENT NEW TECHNOLOGIES. CARRIER1 COULD LOSE CUSTOMERS IF ITS COMPETITORS IMPLEMENT NEW TECHNOLOGIES BEFORE IT DOES. If the growth Carrier1 anticipates in the demand for telecommunications services were not to occur or Carrier1 were precluded from servicing this demand, Carrier1 might not be able to generate sufficient revenues in the next few years to fund its working capital requirements.

    To compete effectively, Carrier1 must anticipate and adapt to rapid technological changes and offer, on a timely basis, competitively priced services that meet evolving industry standards and customer preferences. Carrier1 may choose new technologies that prove to be inadequate or incompatible with technologies of its customers, providers of transmission capacity or other carriers. As new technologies develop, Carrier1 may be forced to implement such new technologies at substantial cost to remain competitive. In addition, competitors may implement new technologies before Carrier1 does, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those Carrier1 provides. Such a development could have a material adverse effect on Carrier1's ability to compete, particularly because Carrier1 seeks to distinguish itself on the basis of the quality of its services.

    CARRIER1 IS CONTROLLED BY PARTIES WHOSE INTERESTS MAY NOT BE ALIGNED WITH OTHER HOLDERS OF ITS SECURITIES, INCLUDING THE NOTES. Funds managed by Providence Equity Partners Inc. ("Providence") alone, and funds managed by Providence and funds managed by Primus Venture Partners Inc. ("Primus") together, indirectly control Carrier1. Such ownership may present conflicts of interest between the Providence or Primus funds and Carrier1. They may pursue or cause Carrier1 to pursue transactions that could enhance their controlling interest, or permit them to realize gains on their investment, in a manner that is not in the financial interests of minority shareholders or Holders.

    Providence and Primus, or their affiliates, currently have significant investments in other telecommunications companies, and may in the future invest in other entities engaged in the telecommunications business, some of which may compete with Carrier1. Providence and Primus are under no obligation to bring Carrier1 any investment or business opportunities of which they are aware, even if such opportunities are within Carrier1's objectives. Conflicts may also arise in the negotiation or enforcement of arrangements Carrier1 may enter into with entities in which Providence or Primus, or their affiliates, have an interest.

    IF CARRIER1 IS UNABLE TO IMPROVE AND ADAPT ITS OPERATIONS AND SYSTEMS, IT COULD LOSE CUSTOMERS AND REVENUES. Carrier1 expects its business to continue to grow, which may significantly strain its customer support, sales and marketing, accounting and administrative resources, network operation and management and billing systems. Such a strain on Carrier1's operational and administrative capabilities could adversely affect the quality of its services and ability to collect revenues. To manage its growth effectively, Carrier1 will have to further enhance the efficiency of its operational support and other back office systems and procedures, and of its financial systems and controls.

    In addition, if Carrier1 fails to project traffic volume and routing preferences correctly, or to determine the optimal means of using its network, it could lose customers, make inefficient use of the network, and have higher costs and lower margins.

    A FAILURE TO ENTER INTO OR MAINTAIN ADEQUATE INTERCONNECTION AND PEERING ARRANGEMENTS COULD CAUSE CARRIER1 TO INCUR HIGHER TERMINATION COSTS THAN COMPETITORS WHO HAVE SUCH ARRANGEMENTS. One of the most cost-effective ways for an international operator to achieve voice termination and access in a country in which it has a point of presence is to negotiate an interconnection agreement with a national incumbent telephone operator. Failure to maintain adequate interconnection agreements would cause Carrier1 to incur higher voice termination and access costs, which could have a material adverse effect on Carrier1's ability to compete with carriers that have a more effective system of interconnection agreements for the countries in which they operate.

    Carrier1's ability to maintain arrangements for the exchange of data with European and United States ISPs that have traffic volumes roughly equivalent to Carrier1's will also affect Carrier1's costs. To the extent Carrier1 does not maintain these arrangements, Carrier1 is required to pay a transit fee in order to exchange Internet traffic. Carrier1's inability to maintain sufficient peering arrangements would keep its Internet termination costs high and could limit its ability to compete effectively with other European Internet backbone providers that have lower transit costs than Carrier1 has.

    CARRIER1 MAY NOT BE ABLE TO OBTAIN SUFFICIENT COST-EFFECTIVE TRANSMISSION CAPACITY, WHICH COULD DELAY ITS ABILITY TO PENETRATE CERTAIN MARKETS OR CARRY A HIGHER VOLUME OF TRAFFIC IN MARKETS IN WHICH IT ALREADY OPERATES. Carrier1 leases or has purchased rights to use transmission capacity from others, and Carrier1 has swapped capacity on its own German network for transmission capacity on other carriers' networks. Carrier1 therefore currently depends on other parties for much of its transmission capacity. Carrier1 may not always be able to obtain capacity where and when it needs it at an acceptable price. Furthermore, to the extent some of its capacity suppliers begin to compete with Carrier1, those suppliers may no longer be willing to provide it with capacity. Failure to obtain required capacity could delay Carrier1's ability to penetrate target markets or to carry a higher volume of traffic in the markets in which it already operates.

    CARRIER1 MAY CONTINUE TO HAVE TRANSMISSION COSTS THAT ARE HIGHER THAN TARGET OR BE REQUIRED TO MAKE FURTHER CAPITAL EXPENDITURES TO OBTAIN
CAPACITY. Although Carrier1 has expanded its fiber based network, Carrier1 will still need to continue to lease capacity. Carrier1 will therefore, in the short term, continue to have transmission costs that are higher than if it were operating its own network. There is no assurance that the cost of obtaining capacity will decrease. If Carrier1 cannot purchase additional capacity at its target costs for additional needs it may have in the future, it may have to seek to meet those needs by building additional capacity, for which it would need to incur additional capital expenditures. It is also possible that additional capacity would not be available for purchase at the time that Carrier1 needs it.

    IF ESTIMATES CARRIER1 HAS MADE ARE NOT CORRECT, CARRIER1 MAY HAVE TOO MUCH OR TOO LITTLE CAPACITY. Carrier1 relies on other carriers to provide certain voice termination services. Negotiation of refile or resale agreements with such carriers involves making estimates of the future calling patterns and traffic levels of Carrier1's customers. Underestimation of traffic levels or failure to estimate calling patterns correctly could lead to:

    - a shortage of capacity, requiring Carrier1 to either lease more capacity or reroute calls to other carriers at a higher termination cost;

    - higher termination costs, as Carrier1 may have to use additional, higher-priced refilers or resellers; and

    - a possible lower quality of service, as Carrier1 may not be carrying the traffic over its own network.

    Carrier1's lease capacity costs are fixed monthly payments based on the capacity made available to it. If Carrier1's traffic volumes decrease, or do not grow as expected, the resulting idle capacity will increase its per unit costs.

    CARRIER1 MAY HAVE DIFFICULTY ENHANCING ITS SOPHISTICATED BILLING, CUSTOMER AND INFORMATION SYSTEMS. ANY SUCH DIFFICULTIES COULD DELAY OR DISRUPT ITS ABILITY TO SERVICE OR BILL ITS CUSTOMERS. Sophisticated information systems are vital to Carrier1's ability to:

    - manage and monitor traffic along the network;

    - track service provisioning traffic faults and repairs;

    - effect best choice routing;

    - achieve operating efficiencies;

    - monitor costs;

    - bill and receive payments from customers; and

    - reduce credit exposure.

    The billing and information systems Carrier1 has acquired will require enhancements and ongoing investments. Carrier1 may encounter difficulties in enhancing its systems or integrating new technology into its systems in a timely and cost-effective manner. Such difficulties could have a material adverse effect on Carrier1's ability to operate efficiently and to provide adequate customer service.

    ENFORCING JUDGMENTS AGAINST CARRIER1 MAY REQUIRE COMPLIANCE WITH NON-U.S. LAW. Most assets of Carrier1 and its subsidiaries are located outside the United States. Holders need to comply with foreign laws to enforce judgments obtained in a U.S. court against Carrier1's assets, including to foreclose upon such assets. In addition, it may not be possible for Holders to effect service of process within the United States upon Carrier1, or to enforce against Carrier1 U.S. court judgments predicated upon U.S. federal securities laws.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data for Carrier1 and its consolidated subsidiaries as of and for the six months ended June 30, 2001 and 2000 and as of and for the years ended December 31, 2000 and 1999. The summary consolidated financial data as of and for the years ended December 31, 2000 and 1999 were derived from Carrier1's consolidated financial statements, which were audited by Deloitte & Touche AG, formerly Deloitte & Touche Experta AG, independent auditors. The summary consolidated financial data as of and for the six months ended June 30, 2001 and 2000 were derived from Carrier1's consolidated financial statements for those periods, which were unaudited but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of results for interim periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and related notes and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Carrier1's Annual Report and Carrier1's Quarterly Reports on
Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001. Carrier1 expects to file a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 on or before November 14, 2001.

                                            SIX MONTHS ENDED                YEAR ENDED
                                                JUNE 30,                   DECEMBER 31,
                                       --------------------------   --------------------------
                                          2001           2000           2000          1999
                                       -----------   ------------   ------------   -----------
                                              (UNAUDITED)
                                                (AMOUNTS ARE PRESENTED IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues.............................  US$ 197,610   US$  108,798   US$  261,551   US$  97,117
                                       -----------   ------------   ------------   -----------
Cost of services (exclusive of
  amounts shown separately below)....      193,541        113,003        264,973       113,809
Selling, general and administrative
  expenses...........................       48,404         16,803         39,596        18,369
Depreciation and amortization........       29,624         13,379         33,445        13,849
                                       -----------   ------------   ------------   -----------
Loss from operations.................      (73,959)       (34,387)       (76,463)      (48,910)
Other income (expense):
  Interest income....................        6,732          9,090         20,245         5,859
  Interest expense...................      (16,075)       (15,836)       (31,711)      (29,475)
  Other expense, net.................           (4)            (6)        (2,147)         (555)
  Currency exchange loss, net........      (21,292)       (15,825)       (18,067)      (15,418)
                                       -----------   ------------   ------------   -----------
Loss before extraordinary item.......     (104,598)       (56,964)      (108,143)      (88,499)
Extraordinary loss on early
  extinguishment of debt.............           --         (3,789)        (3,789)           --
                                       -----------   ------------   ------------   -----------
Net loss.............................  US$(104,598)  US$  (60,753)  US$ (111,932)  US$ (88,499)
                                       ===========   ============   ============   ===========

                                           AS OF AND FOR THE            AS OF AND FOR THE
                                            SIX MONTHS ENDED                YEAR ENDED
                                                JUNE 30,                   DECEMBER 31,
                                       --------------------------   --------------------------
                                          2001           2000           2000          1999
                                       -----------   ------------   ------------   -----------
                                              (UNAUDITED)
                                                (AMOUNTS ARE PRESENTED IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(1)............................  US$ (44,335)  US$  (21,008)  US$  (43,018)  US$ (35,061)
Purchases of property and
  equipment..........................      153,041        111,742        221,308       160,949
Net cash used in operating
  activities.........................      (87,132)       (22,927)       (28,258)      (77,895)
Net cash used in investing
  activities.........................      (44,848)       (92,291)      (381,801)     (253,711)
Net cash provided by financing
  activities.........................       13,119        590,199        566,240       353,450
BALANCE SHEET DATA:
Cash and cash equivalents............  US$  48,425   US$  508,814   US$  162,162   US$  28,504
Available-for-sale securities........       84,955             --        198,186            --
Restricted cash......................       13,370         21,202         24,429         5,512
Restricted investments(2)............       14,885         47,246         29,951        90,177
Total assets.........................      907,610      1,008,039      1,054,261       437,655
Total long-term debt.................      230,214        241,333        238,641       337,756
Shareholders' equity (deficit).......      382,271        585,672        525,104       (34,509)

------------------------------

(1) All EBITDA numbers are unaudited. EBITDA stands for earnings before interest, taxes, depreciation, amortization, foreign currency exchange gains or losses, other income (expense) and extraordinary items. EBITDA is used by management and certain investors as an indicator of a company's ability to service debt and to satisfy its capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity, or an alternative to net income as indications of Carrier1's operating performance, or any other measure of performance derived under generally accepted accounting principles. EBITDA as presented may not be comparable to other similarly titled measures of other companies or to similarly titled measures as calculated under Carrier1's debt agreements.

(2) Reflects:

    (a) the remaining portion of the net proceeds of the Notes, which was used to purchase government securities to secure and fund the first five scheduled interest payments on the Notes,

    (b) amounts used to collateralize a letter of credit relating to the construction of the German network, and

    (c) short-term and long-term restricted investments.

    See notes 7 and 8 to Carrier1's consolidated financial statements in the Annual Report.

                                   THE OFFERS

TERMS OF THE OFFERS

    Upon the terms and subject to the conditions set forth in this Statement (including, with respect to each Offer, if such Offer is amended or extended, the terms and conditions of any such amendment or extension) and in the accompanying Consent and Letter of Transmittal, the Company is offering to purchase for cash any and all of Carrier1's outstanding Euro Notes and Dollar Notes from Holders at the Purchase Price, which is, with respect to the Euro Notes, E182.50 per E1,000 principal amount of Euro Notes and, with respect to the Dollar Notes, US$182.50 per US$1,000 principal amount of Dollar Notes. In addition to the Purchase Price, tendering Holders whose Notes are accepted for purchase will receive any accrued and unpaid interest up to, but not including, the Payment Date. Payment of the Purchase Price plus the interest for Notes validly tendered and accepted for purchase shall be made on the Payment Date, which shall promptly follow the Expiration Date.

    The Company, on behalf of Carrier1, is also soliciting Consents to the Proposed Amendments to the Indentures from Holders. Each Holder who validly tenders Notes pursuant to the Offers will be deemed to have delivered its Consent to the applicable Proposed Amendments. Holders may not tender Notes in the Offers without being deemed to have delivered Consents, except for Notes delivered after the Expiration Date pursuant to the guaranteed delivery procedure. Holders may not deliver Consents without tendering their Notes in the Offers.

    Tenders of Notes may be withdrawn on or prior to the Expiration Date in compliance with the procedures described herein. Tenders of Notes may also be withdrawn if the Offers are terminated without any Notes being purchased thereunder. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent without also withdrawing the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date.

    All Notes validly tendered in accordance with the procedures set forth under "--Procedures for Tendering Notes" and not withdrawn in accordance with the procedures set forth under "--Withdrawal of Tenders" on or prior to the Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction of the Minimum Tender Condition, the Supplemental Indenture Condition and the General Conditions, be accepted for purchase by the Company.

    With respect to each Indenture, the Proposed Amendments require the Requisite Consents of Holders, meaning Consents of the Holders of not less than a majority in aggregate principal amount of the outstanding Euro Notes or Dollar Notes, as applicable, excluding for such purposes any Notes owned by Carrier1 or any of its affiliates.

    Upon receipt of the Requisite Consents with respect to each of the Euro Notes and the Dollar Notes and satisfaction of the conditions set forth in each Indenture, Carrier1 intends promptly after the Expiration Date to execute a Supplemental Indenture to each Indenture providing for the Proposed Amendments. The Notes will not be accepted for purchase until the Supplemental Indentures have been executed. The Proposed Amendments will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offers, which is expected to occur promptly after the Expiration Date.

    If the Offers are terminated or withdrawn, or the Notes are not accepted for purchase, the Supplemental Indentures will not become operative, and no Purchase Price or interest will be paid or payable. If any tendered Notes are not purchased pursuant to the Offers for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned promptly following the Expiration Date or termination of the Offers without expense to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at the Depository Trust Company ("DTC"), Euroclear or Clearstream, as applicable, from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal.

    IF THE REQUISITE CONSENTS ARE RECEIVED AND THE SUPPLEMENTAL INDENTURES BECOME OPERATIVE, THE PROPOSED AMENDMENTS WILL BE BINDING ON ALL NON-TENDERING HOLDERS OF THE NOTES. ACCORDINGLY, CONSUMMATION OF THE OFFERS AND THE ADOPTION OF THE PROPOSED AMENDMENTS MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO ELECT NOT TO TENDER IN THE OFFERS. SEE "RISK FACTORS".

    The Company's obligation to accept and pay for Notes validly tendered pursuant to the Offers is conditioned upon satisfaction of the Minimum Tender Condition, the Supplemental Indenture Condition and the General Conditions to the Offers. Subject to applicable securities laws and the terms and conditions set forth in this Statement and in the accompanying Consent and Letter of Transmittal, the Company reserves the right (i) to waive any and all conditions to the Offers, (ii) to extend or terminate the Offers or (iii) to otherwise amend the Offers in any respect. See "--Conditions to the Offers". The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Offers described under "--Conditions to the Offers". Any extension, amendment or termination of the Offers will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offers to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Date, through open-market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may differ materially from the terms of the Offers.

PROPOSED AMENDMENTS

    This section sets forth a brief description of the Proposed Amendments to the Indentures (which are substantially identical) for which Consents are being solicited. The summaries of provisions of the Indentures set forth below are qualified in their entirety by reference to the full and complete terms contained in the applicable Indenture. Capitalized terms appearing below but not defined in this Statement have the meanings assigned to such terms in the applicable Indenture.

    DELETION AND MODIFICATION OF COVENANTS. The Proposed Amendments would delete in their entirety the following covenants and references thereto from each Indenture, as well as the events of default related to such covenants:

SECTION 4.06            LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF
                        RESTRICTED SUBSIDIARIES.  This provision currently restricts the ability of Carrier1 and certain subsidiaries to issue or sell capital stock of its subsidiaries.

SECTION 4.10            LIMITATION ON SALE--LEASEBACK TRANSACTIONS.  This provision currently restricts the ability of Carrier1 and certain
                        subsidiaries to enter into certain sale-leaseback
                        transactions.

SECTION 4.12            REPURCHASE OF NOTES UPON A CHANGE OF CONTROL.  This
                        provision currently obligates Carrier1, within 30 days of a change of control, to offer to purchase all outstanding Euro
                        Notes or Dollar Notes, as applicable, at a purchase price
                        equal to 101% of the principal amount thereof plus accrued and unpaid interest payable through the redemption date.

    In addition, the Proposed Amendments would modify Section 4.11 of each of the Indentures by deleting those provisions that currently restrict Carrier1 and certain subsidiaries from selling certain of its or their assets unless at least 75% of the consideration received consists of cash or specified cash equivalents, and that require Carrier1, in certain circumstances, to apply the proceeds of such asset sales to repay certain unsubordinated indebtedness or invest in similar business assets or, otherwise, to make an offer to repurchase the Notes at 100% of their principal amount. The Proposed Amendments would not modify the provision in Section 4.11 of each of the Indentures that restricts Carrier1 and certain subsidiaries from selling certain of its or their assets for less than the fair market value of the assets sold.

    DELETION OF CERTAIN MERGER RESTRICTIONS. The Proposed Amendments would delete in their entirety subparagraphs (iii) and (iv) of Section 5.01 of each of the Indentures, as well as references thereto in the Indentures. Subparagraph
(iii) of Section 5.01 currently restricts Carrier1 from entering into transactions involving the sale of less than all of Carrier1's assets unless Carrier1 or any successor obligor on the Notes would, after giving effect to such transaction on a pro forma basis, have a consolidated net worth equal to or greater than that of Carrier1 before such transaction. Subparagraph (iv) of
Section 5.01 currently restricts Carrier1 from entering into certain mergers, consolidations and similar transactions unless Carrier1 or any successor obligor on the Notes would, after giving effect to such transaction on a pro forma basis, be permitted to incur indebtedness of at least US$1.00 under the consolidated leverage ratio test restricting the incurrence of indebtedness set forth in Section 4.03 of each of the Indentures.

    DELETION OF DEFINITIONS. The Proposed Amendments would delete certain definitions from each Indenture made irrelevant as a result of the foregoing.

    The Proposed Amendments with respect to each Indenture constitute a single proposal and a consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

    If the Requisite Consents for amendment of both Indentures have been received, Carrier1 and Trustee will effect the Proposed Amendments on or promptly after the Expiration Date, but the Proposed Amendments will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offers, which is expected to occur promptly after the Expiration Date.

    IF THE PROPOSED AMENDMENTS BECOME OPERATIVE AND THE OFFERS ARE CONSUMMATED, NOTES THAT ARE NOT TENDERED, OR, IF TENDERED, ARE NOT ACCEPTED FOR PURCHASE PURSUANT TO THE OFFERS, WILL REMAIN OUTSTANDING BUT WILL BE SUBJECT TO THE TERMS OF THE APPLICABLE INDENTURE AS MODIFIED BY THE APPLICABLE SUPPLEMENTAL INDENTURE.

ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES

    Upon the terms and subject to the conditions of this Statement and the accompanying Consent and Letter of Transmittal (including, with respect to each Offer, if such Offer is amended or extended, the terms and conditions of any such amendment or extension) and applicable law, the Company will accept for purchase, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offers on or prior to the Expiration Date. Such payment will be made by the deposit by the Company with the Depositary of the Purchase Price, plus accrued and unpaid interest up to, but not including, the Payment Date, in immediately available funds promptly after the Expiration Date so that such payment may be made to tendering Holders on the Payment Date. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Purchase Price or the accrued and unpaid interest be payable or paid by the Company by reason of any delay on behalf of the Depositary in making such payment.

    The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See "--Conditions to the Offers". In all cases, payment by the Depositary to Holders of the Purchase Price and the accrued and unpaid interest will be made only after timely receipt by the Depositary of (i) certificates representing the Notes of such Holders or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC, Euroclear or Clearstream, as applicable, pursuant to the procedures set forth under "--Procedures for Tendering Notes", (ii) a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined herein) from DTC or the equivalent from Euroclear or Clearstream in respect of the tender of the Notes and (iii) any other documents required by the Consent and Letter of Transmittal, as applicable.

    For purposes of the Offers, validly tendered Notes (or defectively tendered Notes for which the Company has waived such defect) will be deemed to have been accepted for purchase by the Company if, as and when the Company gives oral or written notice thereof to the Depositary.

    If any tendered Notes are not purchased pursuant to the Offers for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC, Euroclear or Clearstream, as applicable, from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date or termination of the Offers.

    The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offers, but any such transfer or assignment will not relieve the Company of its obligations under the Offers or prejudice the rights of tendering Holders to receive the Purchase Price and the accrued and unpaid interest pursuant to the Offers.

    It is a condition precedent to the Company's obligation to purchase Notes pursuant to each Offer that, among other conditions, the Supplemental Indentures will have been executed. It is a condition subsequent to the effectiveness of the Proposed Amendments contained in each Supplemental Indenture that the Company accept for purchase, and pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offers. See "--Conditions to the Offers".

PROCEDURES FOR TENDERING NOTES

    THE TENDER OF NOTES PURSUANT TO THE OFFERS AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED BELOW WILL ALSO CONSTITUTE THE DELIVERY OF A CONSENT BY THE HOLDER OF SUCH NOTES WITH RESPECT TO SUCH NOTES. THE COMPANY IS NOT SOLICITING AND WILL NOT ACCEPT CONSENTS TO THE PROPOSED AMENDMENTS FROM HOLDERS WHO ARE NOT TENDERING THEIR NOTES PURSUANT TO THE OFFERS.

    THE METHOD OF DELIVERY OF NOTES AS WELL AS CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE (AS DEFINED HEREIN) TRANSMITTED THROUGH THE DTC AUTOMATED TENDER OFFER PROGRAM ("ATOP"), FOR WHICH THIS TRANSACTION WILL BE ELIGIBLE, OR THE EQUIVALENT PROCEDURE IN RESPECT OF NOTES HELD THROUGH EUROCLEAR OR CLEARSTREAM, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING CONSENTS AND LETTERS OF TRANSMITTAL, AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

    TENDER OF NOTES. The tender by a Holder of Notes and delivery thereby of its Consent pursuant to one of the procedures set forth below (and the subsequent acceptance of such Notes for purchase by the Company) will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein, in the Consent and Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. Holders that wish to tender both Euro Notes and Dollar Notes using the Consent and Letter of Transmittal must complete separate Consents and Letters of Transmittal for Euro Notes and Dollar Notes.

    The procedures by which Notes may be tendered by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

    TENDER OF NOTES HELD THROUGH A CUSTODIAN. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and thereby deliver Consents should contact the registered Holder promptly and instruct such Holder to tender Notes and thereby deliver Consents on such beneficial owner's behalf. A letter containing instructions which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes is enclosed in the solicitation materials provided along with this Statement. If such beneficial owner wishes to tender such Notes itself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangement to register ownership of the Notes in such beneficial owner's name, if permitted, or follow the procedures described in "--Tender of Notes Held in Physical Form". The transfer of record ownership, if permitted, may take considerable time.

    TENDER OF NOTES HELD THROUGH DTC. To effectively tender Notes and thereby deliver the related Consents that are held through DTC, DTC participants should either (i) properly complete and duly execute the Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Consent and the Letter of Transmittal, and mail or deliver the Consent and Letter of Transmittal and such other documents to the Depositary or (ii) electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (as defined herein) to the Depositary for its acceptance. If tendering Notes through ATOP, delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below. Alternatively, the tendering DTC participant must comply with the guaranteed delivery procedures set forth below, but tendering pursuant to such guaranteed delivery procedures will not be deemed delivery of a Consent with respect to any Notes so tendered.

    Except with respect to Notes tendered using the procedure for guaranteed delivery, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price and the accrued and unpaid interest. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

    DTC BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offers within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at the addresses set forth on the back cover of this Statement on or prior to the Expiration Date in connection with the tender of such Notes. Holders tendering on or prior to the Expiration Date may validly tender Notes by complying with the guaranteed delivery procedure described below, but such tender of Notes will not constitute delivery of Consents with respect to such Notes. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation".

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and the Company may enforce such agreement against such participants.

    TENDER OF EURO NOTES HELD THROUGH DTC. For Euro Notes held through DTC, the procedures specified above regarding the use of DTC's ATOP system must be followed. However, payment for any such Euro Notes purchased in the Offers will be made in accordance with payment instructions specified by the DTC participant tendering such Euro Notes and not through DTC's ATOP system (because payment will be denominated in euros and not U.S. dollars). Accordingly, a tendering DTC participant must provide to the Depositary payment instructions for a payment denominated in euros, using the space provided in the Consent and Letter of Transmittal (with the applicable VOI number provided in order to match the payment instruction with the corresponding ATOP instruction). Each DTC participant need provide these payment instructions only once.

    TENDER OF EURO NOTES HELD THROUGH EUROCLEAR AND CLEARSTREAM. To tender Euro Notes held through Euroclear or Clearstream, Holders must arrange for an electronic instruction to be sent by the Euroclear or Clearstream participant, as applicable, to Euroclear or Clearstream, as applicable, in accordance with their normal procedures, instructing Euroclear or Clearstream, as the case may be, to tender the Notes on behalf of the Holder. The electronic instruction transmitted by Euroclear or Clearstream to the Depositary must contain a computer-generated message by which the Holder acknowledges receipt of the Consent and Letter of Transmittal and agrees to be bound by it and that the Company may enforce such agreement against it.

    Any Holder tendering Notes under this procedure must ensure that the above instructions transmitted through the Euroclear or Clearstream participant can be allocated to the Offers. Holders must submit a separate set of instructions for each related Consent and Letter of Transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount of Notes tendered pursuant to such Consent and Letter of Transmittal. To the extent that instructions cannot be reconciled with the Offers, the tender of Notes may be deemed not to have been validly submitted.

    TENDER OF NOTES HELD IN PHYSICAL FORM. To tender effectively Notes held in physical form, a properly completed Consent and Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Statement and certificates representing such Notes must be received by the Depositary at such address on or prior to the Expiration Date. A tender of Notes may also be effected through the deposit of Notes with DTC, Euroclear or Clearstream, as applicable, and making book-entry delivery as described herein. A tendering Holder may comply with the guaranteed delivery procedure set forth below if such Holder is unable to tender Notes on or prior to the Expiration Date. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, Carrier1, the Information Agent, the Dealer Manager or the Trustee.

    If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offers, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because the tender of Notes will be deemed a delivery of Consent to the Proposed Amendments in respect of the related Notes, and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

    GUARANTEES OF SIGNATURES ON CONSENTS AND LETTERS OF TRANSMITTAL. Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor"), unless the Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered Holder of Notes (or by a participant in DTC, Euroclear or Clearstream whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if certificates representing Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

    MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Dollar Notes at Telephone No.: (212) 946-8177 or -8178 or at the following address: The Chase Manhattan Bank, 450 West 33rd Street, 15th floor, New York, New York 10001-2097, U.S.A., Attention: Capital Markets Fiduciary Services or for Euro Notes at Telephone No.: (44 20) 7777 2358 or at the following address:
The Chase Manhattan Bank, Trinity Tower, 9 Thomas More Street, London E1W 1YT, U.K., Attention: Andrew Dellow.

    GUARANTEED DELIVERY. If a Holder desires to tender Notes pursuant to the Offers and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder's Consent and Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary on or prior to the Expiration Date or (c) the procedures for book-entry transfer (including delivery of an Agent's Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date (but no Consent with respect to such Notes will be deemed to have been delivered) if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Depositary on or prior to the Expiration Date as provided below; and

   (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Consent and Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURE. THE PURCHASE PRICE FOR, AND ACCRUED AND UNPAID INTEREST ON, NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE WILL BE THE SAME AS FOR NOTES DELIVERED TO THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE, EVEN IF THE NOTES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE ARE NOT SO DELIVERED TO THE DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE.

    HOLDERS SHOULD BE AWARE THAT TENDERING NOTES USING THE GUARANTEED DELIVERY PROCEDURE WILL NOT CONSTITUTE THE DELIVERY OF CONSENTS IN RESPECT OF SUCH NOTES.

    Notwithstanding any other provision hereof, payment of the Purchase Price and the accrued and unpaid interest for Notes tendered and accepted for purchase pursuant to the Offers will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted Agent's Message.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. To prevent backup U.S. federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal or other appropriate documentation. See "Certain U.S. Federal Income Tax Considerations".

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Company in the Company's sole discretion (whose determination shall be final and binding). The Company expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance for purchase of, or payment for, such Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend any of the conditions of the Offers or to waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offers (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Company, Carrier1, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price and accrued and unpaid interest up to, but not including, the Payment Date.

WITHDRAWAL OF TENDERS

    Tenders of Notes can be withdrawn on or prior to the Expiration Date in compliance with the procedures described herein. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent except pursuant to a withdrawal of the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date. In the event of a termination of the Offers, the Notes tendered pursuant to the Offers will be promptly returned to the tendering Holder, the Consents will be deemed revoked and the Supplemental Indentures will not become operative. If the Offers are amended on or prior to the Expiration Date in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Offers for a period deemed by the Company to be adequate to permit Holders of the Notes to withdraw their Notes. In addition, the Company may, if it deems appropriate, extend the Offers for any other reason. If the Company makes a material change in the terms of the Offers or the information concerning them, the Company will disseminate additional materials and extend the Offers to the extent required by law. If the Purchase Price is increased or decreased or the principal amount of Notes subject to the Offers is decreased, the Offers will remain open at least 10 business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Offers for any other reason.

    For a withdrawal of tendered Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its addresses set forth on the back cover of this Statement. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) either be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

    Any permitted withdrawal of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers; PROVIDED, HOWEVER, that withdrawn Notes may be re-tendered by again following one of the appropriate procedures described herein at any time on or prior to the Expiration Date.

    If the Company extends the Offers or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offers for any reason, then, without prejudice to the Company's rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

    ALL QUESTIONS AS TO THE VALIDITY, FORM AND ELIGIBILITY OF NOTICES OF WITHDRAWAL (INCLUDING TIME OF RECEIPT) OF NOTES WILL BE DETERMINED BY THE COMPANY, IN THE COMPANY'S SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF THE COMPANY, CARRIER1, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OF NOTES OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

CONDITIONS TO THE OFFERS

    Notwithstanding any other provisions of the Offers and in addition to (and not in limitation of) the Company's rights to extend and/or amend the Offers, the Company shall not be required to accept for purchase, purchase or pay for, and may delay the acceptance for purchase of, or payment for, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offers, if any of the Minimum Tender Condition, the Supplemental Indenture Condition or the General Conditions (as defined herein) shall not have been satisfied or waived. The Minimum Tender Condition will have been satisfied if Notes representing not less than a majority in aggregate principal amount of each of the Euro Notes and the Dollar Notes outstanding on the Expiration Date have been tendered (and not withdrawn) on or prior to the Expiration Date. The Supplemental Indenture Condition will have been satisfied with respect to the Offers if the Supplemental Indentures relating to each of the Indentures have been executed.

    The General Conditions (numbers one (1) through six (6), as described below, the "General Conditions") will have been satisfied if each of the following conditions will have been satisfied:

(1) the Company shall not have determined that the acceptance for purchase of, or payment for, some or all of the Euro Notes or Dollar Notes under the Offers would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court, or terms of any contract or agreement, to which the Company, Carrier1 or any of Carrier1's subsidiaries or affiliates may be bound or subject;

(2) the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

(3) there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market, the Neuer Markt or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or Luxembourg, (iii) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor, (iv) any limitation (whether or not mandatory) by any U.S. federal, state or other governmental authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (v) any adverse change in the price of the Notes or in the United States or European securities or financial markets, (vi) a material impairment in the trading market for debt securities or (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

(4) there shall not be instituted, pending, or threatened any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in the Company's judgment, could (i) prohibit or impose any material limitations on, the Company's or Carrier1's ownership or operation (or that of their respective subsidiaries or affiliates) of all or a material portion of its business or assets, or (ii) make the acceptance for purchase of, or payment for, some or all of the

    Euro Notes or Dollar Notes, as the case may be, pursuant to the Offers illegal, or result in a material delay in or otherwise affect the ability of the Company to accept for purchase or pay for some or all of the Notes or
    (iii) have an adverse effect on the contemplated benefits of the Offers to the Company or Carrier1;

(5) there shall not be any change or changes that have occurred or are threatened in the business, financial condition, assets, income, operations, prospects, policies, or debt or stock ownership of Carrier1 or its subsidiaries that, in the Company's and Carrier1's sole judgment, is or could be material to Carrier1 or its subsidiaries or affiliates or otherwise make it inadvisable to proceed with the purchase of the Euro Notes or Dollar Notes pursuant to the Offers; and

(6) a tender or exchange offer with respect to some or all of Carrier1's common shares, or a merger or acquisition proposal for Carrier1, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or Carrier1 shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of Carrier1's outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of Carrier1's outstanding common shares.

    The foregoing Minimum Tender Condition, Supplemental Indenture Condition and General Conditions are for the sole benefit of the Company and Carrier1 and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether any other condition of the Offers is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Company to pay the aggregate Purchase Price in connection with the Offers is estimated to be approximately E15.5 million and US$29.2 million (assuming 100% of the outstanding principal amount of Notes is tendered and accepted for purchase). In addition, each tendering Holder whose Notes are accepted for purchase will receive accrued and unpaid interest on its Notes up to, but not including, the Payment Date. The Company will consummate the Offers using available funds from Carrier1 or Carrier1's subsidiaries.

THE DEALER MANAGER, THE INFORMATION AGENT AND THE DEPOSITARY

    Morgan Stanley & Co. International Limited, the Dealer Manager, has been engaged to act as financial advisor, dealer manager and solicitation agent in connection with the Offers. In such capacity, the Dealer Manager or its affiliates may contact Holders regarding the Offers and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. Certain activities with respect to the Offers in the United States will be conducted through the Dealer Manager's affiliate, Morgan Stanley & Co. Incorporated.

    The Company and Carrier1 have agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws.

    At any given time, the Dealer Manager may trade the Notes for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes.

    Any Holder that has questions concerning the terms of the Offers may contact the Dealer Manager at its address and telephone numbers set forth on the back cover of this Statement.

    D. F. King has been appointed Information Agent for the Offers. Questions and requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of this Statement. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

    The Chase Manhattan Bank has been appointed as Depositary for the Offers. Consents and Letters of Transmittal and all correspondence in connection with the Offers should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses and facsimile numbers set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the addresses and telephone numbers set forth on the back cover of this Statement.

    The Company will pay the Dealer Manager, the Information Agent, the Trustee and the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Dealer Manager or its affiliates have in the past provided investment banking and financial advisory services to Carrier1. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of Notes.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the principal United States federal income tax consequences to a Holder of (i) the Offers and (ii) the retention of Notes and the adoption of the Proposed Amendments. This summary is based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable United States Treasury regulations promulgated thereunder, judicial authority and current Internal Revenue Service ("IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis. The tax treatment of a Holder of Notes may vary depending upon such Holder's particular situation, and certain Holders (including insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, nonresident aliens, foreign corporations, foreign partnerships or foreign estates or trusts) might be subject to special rules not discussed below. This discussion assumes that Notes are held as capital assets and is directed to Holders who are United States persons that have the U.S. dollar as their functional currency for United States federal income tax purposes. As used herein, a "Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States,
(ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or
(v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

    NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO FOREIGN, STATE OR LOCAL TAX LAWS OR ESTATE AND GIFT TAX CONSIDERATIONS. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES OF TENDERING THE NOTES PURSUANT TO THE OFFERS OR RETAINING THE NOTES, ESPECIALLY IN LIGHT OF THE HOLDER'S PARTICULAR TAX ELECTIONS AND OTHER PARTICULAR CIRCUMSTANCES.

    This summary is based in part on certain United States Treasury regulations addressing the United States federal income tax treatment of modifications of debt instruments (the "Regulations"). No assurances can be given that the treatment described herein of the Proposed Amendments or the cash payments pursuant to the Offers will be accepted by the IRS or, if challenged, by a court.

    TENDERS OF NOTES PURSUANT TO THE OFFERS. In general, a Holder who receives cash in exchange for Notes pursuant to the Offers will recognize gain or loss for United States federal income tax purposes equal to the difference between
(i) the amount of cash received (other than cash attributable to accrued interest, which will be taxable as ordinary income, and subject to the discussion below concerning a possible deemed consent payment) in exchange for such Notes, and (ii) such Holder's adjusted tax basis in such Notes at the time of the sale. A Holder's adjusted tax basis for Notes generally will be the price such Holder paid for the Notes increased by market discount to the extent such market discount was previously included in income by the Holder (including any market discount included in the taxable year of the sale prior to the sale) and reduced (but not below zero) by amortized premium and any payments received by the Holder other than interest payments.

    Any gain or loss recognized on a sale of a Note pursuant to the Offers generally will be capital gain or loss and will be long-term capital gain or loss if the Holder has held the Note for more than one year at the time of sale. A Holder who has acquired a Note with market discount generally will be required to treat a portion of any gain on a sale of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income.

    In the case of the Euro Notes, the amount realized in euros will be treated first as a payment of accrued but unpaid interest (on which exchange gain or loss may be recognized based upon the Holder's method of translating accrued interest) and then as a payment of principal. With respect to the payment of principal (which for these purposes is generally the Holder's purchase price for the Notes in euros), exchange gain or loss is separately computed to the extent the rate of exchange on the date the Euro Notes are disposed of differs from the rate of exchange on the date such Euro Notes were acquired. Exchange gain or loss computed on accrued interest and principal is recognized, however, only to the extent of total gain or loss on the transaction. In general, any such gain or loss will be treated as ordinary income realized from U.S. sources.

    DEEMED CONSENT PAYMENTS. It is possible that the IRS could assert that part of the cash consideration paid for the Notes constitutes a deemed fee for consenting to the Proposed Amendments. If the IRS were to make such an assertion successfully, the deemed fee would be taxable as ordinary income to the Holder.

    RETENTION OF NOTES; ADOPTION OF PROPOSED AMENDMENTS. Under the Regulations, the modification of a debt instrument is a "significant" modification which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant." The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

    The Company and Carrier1 believe that the adoption of the Proposed Amendments should not cause a significant modification of the Notes under the Regulations and therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes. If, notwithstanding the foregoing, the adoption of the Proposed Amendments were to cause a deemed exchange to occur, such a deemed exchange could cause Notes deemed to be reissued to bear original issue discount, and, under certain circumstances, could also result in the inability of a Holder that retains some Notes to claim a loss with respect to those Notes that are accepted in the Offer. Holders are urged to consult with their own tax advisors concerning the possibility that the adoption of the Proposed Amendments could constitute a deemed exchange.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, information reporting requirements will apply to the payment of the gross proceeds of the Offers to the Holders of Notes. Federal income tax law requires that a Holder whose tendered Notes are accepted for purchase must provide the Depositary (as payor) with such Holder's correct taxpayer identification number ("TIN") which, in the case of a Holder who is an individual, is his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and information reporting requirements.

    If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the Holder may be subject to a 30.5% backup withholding tax imposed on the gross proceeds of the Offers. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

    To prevent backup withholding, each tendering Holder must complete the Substitute Form W-9 provided in the Consent and Letter of Transmittal and either
(i) provide the Holder's correct TIN and certain other information under penalties of perjury, or (ii) provide an adequate basis for exemption.

Any questions regarding the terms and conditions of the Offers may be directed to the Dealer Manager. A Holder may also contact such Holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offers.

                     THE DEALER MANAGER FOR THE OFFERS IS:
                                 MORGAN STANLEY

                                 ACTING THROUGH

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                     U.S.A.
           Call Toll-Free in the U.S.: (877) 445-0397 (U.S. only) or
                        outside the U.S.: (212) 761-4000

Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses listed below.

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                     U.S.A.
                           Attention: Edward McCarthy
           Call Toll-Free in the U.S.: (800) 488-8035 (U.S. only) or
                        outside the U.S.: (212) 493-6952
                                       or
                            D.F. KING (EUROPE) LTD.
                            2 London Wall Buildings
                      London Wall, London EC2M 5PP England
                                      U.K.
                          Attention: Franklin Stephens
                               (44) 20 7920 9700
                            ------------------------

                       THE DEPOSITARY FOR THE OFFERS IS:

                            THE CHASE MANHATTAN BANK
                            ------------------------

                            The Chase Manhattan Bank
                     Institutional Trust Services Operation
                                    Room 234
                                55 Water Street
                            New York, New York 10041
                                     U.S.A.
                            Attention: Victor Matis
                                   FACSIMILE:
                                 (212) 638-7375
                                   TELEPHONE:
                                 (212) 638-0459

                                       or

                              Chase Manhattan Bank
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1W 1YT
                                      U.K.
                            Attention: Andrew Dellow
                                   FACSIMILE:
                               (44) 20 7777 5410
                                   TELEPHONE:
                               (44) 20 7777 2358